EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-14381 of The Procter & Gamble Company on Form S-8 of our report dated November 2, 2015, appearing in this Annual Report on Form 11-K of The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company for the year ended June 30, 2015.

/s/Deloitte & Touche, LLP
Deloitte & Touche, LLP

Cincinnati, Ohio
November 2, 2015